Exhibit 99.1

NEWS RELEASE

THE DRESS BARN, INC. REPORTS RECORD FISCAL FIRST QUARTER 2006 RESULTS

-- 1Q 06 Sales Increase 62% to $318.9 Million --
-- 1Q 06 Diluted Earnings Per Share Increase 167% to $0.64 --
-- Raises Earnings Guidance for Fiscal 2006 --

SUFFERN, NY - NOVEMBER 30, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today announced record sales and earnings results for its first fiscal quarter ended October 29, 2005.

Net sales for the thirteen-week period ended October 29, 2005, increased 62% to $318.9 million compared to $197.1 million in the first quarter of the prior year. The quarterly increase was driven by better than expected sales results for both the dressbarn and maurices brands. The Company noted that results from maurices were not included in the year-ago period, as the business was acquired on January 2, 2005. Comparable store sales, which do give effect to maurices in the year-ago period, increased 9% for the first quarter.

Net earnings for the thirteen-week period ended October 29, 2005 increased 187% to a record level of $20.4 million, or $0.64 per diluted share, compared to $7.1 million, or $0.24 per diluted share in the year-ago quarter.

David R. Jaffe, President and Chief Executive Officer, commented, “We are extremely pleased with our record first quarter results and are proud that both dressbarn and maurices contributed significantly to our success in the quarter. Our ability to exceed our internal plan was a result of several key factors.

Our merchandise assortments for both concepts continued to be trend-right. We worked very hard to create unique, fashionable product offerings in each concept and believe that this not only generated excellent results, but also has benefited the consumer perception of our brands. The dressbarn and maurices consumers continue to desire a more exciting look for their wardrobes and have responded very well to our diversified color palette and to our mix of accessories. We believe that our strategy to focus on lifestyle merchandising, where we present outfits on the selling floor by end-use and color story, increased our average selling price as well as units per transaction.

Our combined improved gross margin reflects higher sell-throughs and better maintained margin levels with below-plan markdown activity. We also achieved strong operating leverage as a result of economies of scale from the quarterly comparable sales increase and as a result of leverage from cost savings associated with the integration of maurices.”

Mr. Jaffe concluded, “As we look to the holiday season, we continue to strengthen the dressbarn brand through ongoing improvements to our merchandising and marketing efforts. At maurices, we remain on plan with an aggressive store roll out strategy and continue to improve our margin performance and identify additional synergies with dressbarn. We feel very good with our overall merchandise assortment and believe we have good momentum in our business as we move into the second quarter of our fiscal year.”

Earnings Guidance

As a result of the record first quarter earnings performance, the Company has raised its earnings guidance per diluted share for the full fiscal year ending July 29, 2006 to the range of $1.90 to $1.95 from its previous earnings guidance of $1.60 to $1.65 per diluted share. This estimate is based on achieving comparable store sales increases in the range of 4% for the remainder of the fiscal year and includes an estimated $0.08 per diluted share for the year for the expensing of stock options.

Conference Call Information

The Company will conduct a conference call today, November 30, 2005 at 4:30 p.m. Eastern Time to review its first quarter financial results. The conference call will be webcast and can be accessed via the company’s website at www.dressbarn.com. The dial-in number is 617-213-8067 and the passcode is 28413287. A replay of the call will be available until December 31, 2005 by dialing 617-801-6888; the access code is 68613000.

ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of November 26, 2005, the Company operated 797 dressbarn stores and 511 maurices stores. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release and the conference call which are not historical in nature are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn’s operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K for the year ending July 30, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices’ business. In addition, there are risks associated with the integration of two businesses.

The conference call will be recorded on behalf of The Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:	The Dress Barn, Inc.
Investor Relations
(845) 369-4600

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings - Unaudited
Dollars in thousands except shares and per share amounts

	Thirteen Weeks Ended
	October 29,		October 30,
	2005		2004

Net sales	$318,889	100.0%	$197,116	100.0%
Cost of sales, including
occupancy and buying costs	186,774	58.6%	124,412	63.1%
Gross profit	132,115	41.4%	72,704	36.9%
Selling, general and
administrative expenses	84,740	26.6%	55,133	28.0%
Depreciation expense	10,305	3.2%	6,156	3.1%
Litigation	—		799	0.4%
Operating income	37,070	11.6%	10,616	5.4%

Interest income	150	0.0%	722	0.4%
Interest expense	(1,708)	-0.5%	(461)	-0.2%
Other income	381	0.1%	381	0.2%
Earnings before income taxes	35,893	11.3%	11,258	5.7%
Income taxes	15,525	4.9%	4,109	2.1%
Net earnings	$20,368	6.4%	$7,149	3.6%

Earnings per share:
Basic	$0.67		$0.24
Diluted	$0.64		$0.24

Weighted average shares outstanding:
Basic	30,270		29,578
Diluted	32,009		30,356

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
Dollars in thousands

	October 29,	July 30,
ASSETS	2005	2005
Current Assets:
Cash and cash equivalents	$48,975	$42,434
Restricted cash and investments	100	100
Marketable securities and investments	23,117	85
Merchandise inventories	166,500	167,643
Prepaid expenses and other	14,429	12,923
Total Current Assets	253,121	223,185
Property and equipment	231,344	232,698
Intangible assets, net	110,982	111,243
Goodwill	132,566	132,566
Other assets	15,834	16,553
	$743,847	$716,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable- trade	$100,020	$107,702
Accrued salaries, wages and related expenses	38,025	35,209
Other accrued expenses	40,261	35,237
Customer credits	13,804	12,849
Income taxes payable	12,806	92
Current portion of deferred tax liability	2,972	3,612
Current portion of long-term debt	1,104	1,089
Total Current Liabilities	208,992	195,790
Long-term deferred tax liability	6,542	7,233
Deferred rent and other	45,372	44,194
Long-term debt	145,618	155,900
Shareholders' equity	337,323	313,128
	$743,847	$716,245